Exhibit 4.5

SUPPLEMENTAL INDENTURE NO. 4 (this “Supplemental Indenture”), dated as of September 6, 2019, among B.A.T Capital Corporation, a corporation incorporated in the state of Delaware (the “Company”), as issuer, British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales (the “Parent”), B.A.T. International Finance p.l.c., a public limited company incorporated under the laws of England and Wales (“BATIF”), B.A.T. Netherlands Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands (“BATNF”), and, until its guarantee is released in accordance with the Base Indenture (if ever), Reynolds American Inc., a North Carolina corporation (“RAI”), as guarantors (the “Guarantors”) and Citibank, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of September 6, 2019 (the “Base Indenture”), providing for the issuance from time to time of an unlimited aggregate principal amount of guaranteed debt securities;

WHEREAS, Section 7.01(g) of the Base Indenture provides that without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to, among other things, issue an unlimited aggregate principal amount of notes under the Base Indenture;

WHEREAS, pursuant to Section 7.01(g) of the Base Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Company and the Guarantors have taken all necessary corporate action to authorize the execution and delivery of this Supplemental Indenture;

WHEREAS, as contemplated by Section 2.01 of the Base Indenture, the Company intends to issue, and the Guarantors intend to guarantee, a new series of guaranteed debt securities to be known as the Company’s “4.758% Notes due 2049” under the Base Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the 2049 Notes (as defined below) as follows:

ARTICLE I

Definitions and Other Provisions of General Application

SECTION 1.01.          Definitions.

Except as otherwise expressly provided in this Supplemental Indenture, all terms used in this Supplemental Indenture which are defined in the Base Indenture shall have the meanings ascribed to them by the Base Indenture.

SECTION 1.02.          Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.03.          Separability Clause.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.04.          Benefits of Instrument.

Nothing in this Supplemental Indenture expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or to give to, any Person other than the parties hereto and their successors and the Holders of the 2049 Notes any benefit or any right, remedy or claim under or by reason of this Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements in this Supplemental Indenture contained shall be for the sole and exclusive benefit of the parties hereto and their successors and of the Holders of the 2049 Notes.

ARTICLE II

4.758% Notes due 2049

SECTION 2.01.          Creation of Series.

There is hereby established a new series of Notes under the Base Indenture entitled “4.758% Notes due 2049” (the “2049 Notes”). The form of the 2049 Notes, including the form of the certificate of authentication, is attached hereto as Exhibit A.

The Company shall issue the 2049 Notes in an aggregate principal amount of $1,000,000,000. The Company may from time to time, without the consent of the Holders of the 2049 Notes, “reopen” the series of 2049 Notes and create and issue additional Notes having substantially identical terms and conditions as the 2049 Notes (or in all respects except as to issue price, denomination, rate of interest, maturity date and the date from which interest, if any, shall accrue, and except as may otherwise be provided in or pursuant to such Officer’s Certificate or supplemental indenture relating thereto) so that the additional Notes are consolidated and form a single series with the outstanding 2049 Notes.

The 2049 Notes shall be initially be represented by one or more 2049 Notes of the same series in registered, global form without interest coupons. The global notes representing the 2049 Notes (collectively, the “2049 Global Notes”) initially shall be (i) be registered in the name of the Depository Trust Company (the “Depositary”) or the nominee of such Depositary, in each case for credit to an account of a member of, or direct or indirect participant in, the Depositary; and (ii) be delivered to Citibank, N.A. as custodian for such Depositary.

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(a)          The maturity date of the principal of the 2049 Notes shall be September 6, 2049 (the “Maturity Date”).

(b)          The outstanding principal amount of the 2049 Notes shall accrue interest at a rate equal to 4.758% per annum, as provided in Section 2.03.

(c)          Unless supplemented or superseded in this Supplemental Indenture, the terms of the 2049 Notes, including any Events of Default and covenants of the Company and the Guarantors are consistent with the Base Indenture and set forth therein.

SECTION 2.02.          Guarantee.

Subject to the terms and applicable limitations set forth in the Base Indenture and the form of 2049 Notes, each Guarantor, hereby jointly and severally, fully, unconditionally and irrevocably guarantees the 2049 Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Authentication Agent, and to the Trustee on behalf of such Holder, that (i) the principal of (and premium, if any) and interest on the 2049 Notes will be paid in full when due, whether at the Maturity Date, by acceleration or otherwise (including, without limitation, the amount that would become due but for the operation of any automatic stay provision of any Bankruptcy Law), together with interest on the overdue principal, if any, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any 2049 Notes or of any such other obligations, the same will be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Maturity Date, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 9.03 of the Base Indenture.

SECTION 2.03.          Interest.

The 2049 Notes shall bear interest at a rate equal to 4.758% per annum. The 2049 Notes will bear interest from the date of the initial issuance of such 2049 Notes or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrear on March 6 and September 6 of each year (each, an “Interest Payment Date”), commencing on March 6, 2020 until the Maturity Date, unless previously purchased or redeemed by the Company, to the person in whose name any Note is registered at the close of business on the 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day (each, a “Record Date”) notwithstanding any transfer or exchange of such 2049 Notes subsequent to the Record Date and prior to such Interest Payment Date, except that, if and to the extent the Company shall default in the payment of the interest due on such Interest Payment Date, and the applicable grace period shall have expired, such defaulted interest may at the option of the Company be paid to the persons in whose names the outstanding 2049 Notes are registered at the close of business on a subsequent Record Date (which shall not be less than five Business Days prior to the date of payment of such defaulted interest) established by notice sent by or on behalf of the Company to the Holders (which term means registered holders) of the 2049 Notes, not less than 15 days preceding such subsequent Record Date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months, or in the case of an
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incomplete month, the number of days elapsed. If the date on which any interest payment or principal payment is to be made is not a Business Day, such payment will be made on the next day which is a Business Day, without any further interest or other amounts being paid or payable in connection therewith.

SECTION 2.04.          Place of Payment.

The place or places where the principal of, and premium, if any, and interest, if any, and Additional Amounts, if any, on the 2049 Notes shall be payable, the place or places where any 2049 Notes may be surrendered for registration, transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the 2049 Notes may be served are as set forth in the Base Indenture.

SECTION 2.05.          Optional Redemption.

The Company may redeem the 2049 Notes, in whole or in part, at the Company’s option, at any time and from time to time before the Par Call Date (as defined below), at a redemption price equal to the greater of (x) 100% of the principal amount of the 2049 Notes to be redeemed and (y) as determined by the Independent Investment Banker (as defined below), the sum of the present values of the applicable Remaining Scheduled Payments (as defined below) discounted to the date of redemption (the “Redemption Date”) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed) at the Treasury Rate (as defined below) plus 45 basis points, together with accrued and unpaid interest on the principal amount of the 2049 Notes to be redeemed to, but excluding, the Redemption Date.

If the Company elects to redeem the 2049 Notes on or after the Par Call Date, the Company will pay an amount equal to 100% of the principal amount of the 2049 Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

In connection with such optional redemption the following defined terms apply:

●
Comparable Treasury Issue means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to, the remaining term of the 2049 Notes to the Par Call Date.

●
Comparable Treasury Price means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (B) if the Independent Investment Banker for the 2049 Notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

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●	Independent Investment Banker means one of the Reference Treasury Dealers (as defined below) appointed by the Company to act as the “Independent Investment Banker”.

●	Par Call Date means March 6, 2049 (six months prior to the Maturity Date of the 2049 Notes.

●
Reference Treasury Dealer means each of BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

●
Reference Treasury Dealer Quotation means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day immediately preceding that Redemption Date.

●
Remaining Scheduled Payments means, with respect to each 2049 Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due from and including the related Redemption Date, but for such redemption, to but excluding the Par Call Date; provided, however, that if that Redemption Date is not an Interest Payment Date with respect to such 2049 Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that Redemption Date.

●
Treasury Rate means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding that Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

Notice of any optional redemption will be given in accordance with the Base Indenture at least 10 days but not more than 30 days before the Redemption Date to each Holder of the 2049 Notes to be redeemed.

If less than all the 2049 Notes are to be redeemed pursuant to this Section 2.05, in the case of a redemption at the Company’s option, the 2049 Notes to be redeemed shall be selected in accordance with applicable procedures of DTC.

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SECTION 2.06.          Redemption for Tax Reasons.

The ability of the Company to redeem the 2049 Notes due to a Change in Tax Law is as set forth in the Base Indenture.

SECTION 2.07.          Additional Amounts.

The applicability of payments of Additional Amounts under the 2049 Notes is as set forth in the Base Indenture. The Company is not required to pay Additional Amounts, except to the extent described in Section 4.10 of the Base Indenture.

ARTICLE III

Miscellaneous Provisions

SECTION 3.01.          Effectiveness. This Supplemental Indenture will become effective upon its execution and delivery.

SECTION 3.02.          Original Issue. The 2049 Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered by the Company to the Trustee, as Authentication Agent, for authentication, and the Authentication Agent shall, upon Company order, authenticate and deliver such 2049 Notes as in such Company order provided.

SECTION 3.03.          Ratification and Integral Part. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed an integral part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 3.04.          Priority. This Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Base Indenture with respect to the 2049 Notes to the extent the Base Indenture is inconsistent herewith.

SECTION 3.05.          Successors and Assigns. All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company and the Guarantors will bind their respective successors and assigns, whether so expressed or not.

SECTION 3.06.          NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE) WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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SECTION 3.07.          Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 3.08.          The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

B.A.T CAPITAL CORPORATION

By:	/s/ Neil Wadey
Name: Neil Wadey
Title: Director

BRITISH AMERICAN TOBACCO P.L.C.

By:	/s/ Tadeu Marroco
Name: Tadeu Marroco
Title: Director

B.A.T. NETHERLANDS FINANCE B.V.

By:	/s/ M. Wiechers
Name: M. Wiechers
Title: Director

By:	/s/ JEP Bollen
Name: JEP Bollen
Title: Director

B.A.T. INTERNATIONAL FINANCE P.L.C.

By:	/s/ Neil Wadey
Name: Neil Wadey
Title: Director

REYNOLDS AMERICAN INC.

By:	/s/ John R. Whitener
Name: John R. Whitener
Title: SVP Controller - Finance & Accounting and Treasurer

[Signature Page to Supplemental Indenture No. 4]

CITIBANK, N.A., as Trustee

By:	/s/ Cirino Emanuele
Name: Cirino Emanuele
Title: Senior Trust Officer

[Signature Page to Supplemental Indenture No. 4]

EXHIBIT A

CUSIP No. 05526D BK0
B.A.T CAPITAL CORPORATION

No.	$

4.758% NOTE DUE 2049

B.A.T Capital Corporation, a corporation incorporated in the state of Delaware (the “Company”), for value received, promises to pay to CEDE & CO. or registered assigns the principal sum of $                   , on September 6, 2049.

Interest Payment Dates: March 6 and September 6, commencing on March 6, 2020.

Record Dates: at the close of business on the 15th calendar day that precedes the related Interest Payment Date, whether or not such day is a Business Day.

Reference is made to the further provisions of this 2049 Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this 2049 Note to be signed manually or by facsimile by one of its duly authorized officers.

B.A.T CAPITAL CORPORATION

By:
Name:
Title:

Certificate of Authentication

This is one of the 4.758% Notes due 2049 referred to in the within-mentioned Supplemental Indenture.

CITIBANK, N.A., as Authentication Agent

By:
Authorized Signatory

Dated:

B.A.T CAPITAL CORPORATION

4.758% NOTE DUE 2049

(1)          Interest. B.A.T Capital Corporation, a corporation incorporated in the state of Delaware, as issuer (the “Company”), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of 4.758% per annum. Interest on the 4.758% Notes due 2049 (the “2049 Notes”) will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including September 6, 2019, to but excluding the date on which interest is paid. Interest shall be payable in arrears on each March 6 and September 6, commencing on March 6, 2020. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed. The Company shall pay interest on overdue principal (to the full extent permitted by law) at the rate borne by the 2049 Notes.

(2)          Method of Payment. The Company will pay interest to those persons who were Holders of record at the close of business on the 15th calendar day that precedes each Interest Payment Date, whether or not such day is a Business Day. Interest on the 2049 Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.  If the date on which any interest payment or principal payment is to be made is not a Business Day, such payment will be made on the next day which is a Business Day, without any further interest or other amounts being paid or payable in connection therewith.

(3)          Paying Agent, Transfer Agent and Registrar. Initially, Citibank, N.A. (the “Agent”) will act as a Paying Agent, Transfer Agent and Registrar. The Company may change any Paying Agent, Transfer Agent or Registrar without notice to the Holders. The Company or any of its subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

(4)          Indenture. The Company issued the 2049 Notes under an indenture dated as of September 6, 2019 (the “Indenture”) and a supplemental indenture dated as of September 6, 2019 (the “Supplemental Indenture No. 4”), in each case among the Company, the Guarantors, the Trustee and the Agent. This is one of an issue of Notes of the Company issued, or to be issued, under the Indenture. The terms of the 2049 Notes include those stated in the Indenture and the Supplemental Indenture No. 4. The 2049 Notes are subject to all such terms, and Holders are referred to the Indenture and the Supplemental Indenture No. 4 for a statement of them. Capitalized and certain other terms used and not otherwise defined herein have the meanings set forth in the Indenture or the Supplemental Indenture No. 4 (as applicable).

(5)          Optional Redemption. At any time and from time to time before the applicable Par Call Date, the Company may redeem the 2049 Notes, in whole or in part, at the Company’s option, upon not less than 10 nor more than 30 days’ prior notice, at a price equal to the greater of:

(1)          100% of the aggregate principal amount of any 2049 Notes being redeemed, and

(2)          as determined by the Independent Investment Banker, the sum of the present values of the Remaining Scheduled Payments discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed) at the Treasury Rate, plus 45 basis points, together with, in each case, accrued and unpaid interest on the principal amount of the 2049 Notes to be redeemed to, but excluding, the Redemption Date.

On or after the Par Call Date of the 2049 Notes, the 2049 Notes will be redeemable in whole at any time or in part, from time to time, at the Company’s option, upon at least 10 days’ but no more than 30 days’ prior notice, at a price equal to 100% of the principal amount of the 2049 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

The 2049 Notes are also redeemable by the Company, in whole but not in part, at 100% of the principal amount of the 2049 Notes plus accrued and unpaid interest to the applicable Redemption Date (including any Additional Amounts) at the Company’s option at any time prior to their maturity if, due to a Change in Tax Law: (i) the Company or any Guarantor, in accordance with the Supplemental Indenture No. 4, has, or would, become obligated to pay any Additional Amounts to the Holders of the 2049 Notes; (ii) in the case of any Guarantor, (A) the Parent would be unable, for reasons outside its control, to procure payment by the Company or any other Guarantor or (B) the procuring of such payment by the Company and each such other Guarantor would be subject to withholding taxes imposed by a Relevant Taxing Jurisdiction; and (iii) such obligation cannot otherwise be avoided by such Guarantor, the Parent or the Company, taking reasonable measures available to it.

(6)          Redemption Procedures. If the Company elects to redeem less than all of the 2049 Notes at any time, in the case the 2049 Notes are issued in definitive form, the 2049 Notes to be redeemed shall be selected in accordance with applicable procedures of the Depositary.

(7)          Notice of Redemption. Notices of redemption shall be transmitted at least 10 but not more than 30 days before the Redemption Date to each Holder of 2049 Notes to be redeemed in accordance with Section 10.01 of the Indenture. If the 2049 Notes are to be redeemed in part only, the notice of redemption that relates to such 2049 Notes will state the portion of the principal amount thereof that is to be redeemed.

(8)          Denominations, Transfer, Exchange. The 2049 Notes shall be issuable only in fully registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange 2049 Notes in accordance with the Indenture.

(9)          Persons Deemed Owners. The Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the 2049 Global Notes for all purposes whatsoever.

(10)          Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request or, if such money is then held by the Company in trust, such money shall be released from such trust. After that, Holders entitled to the money must look only to the Company for payment as general creditors unless applicable abandoned property law designates another Person.

(11)          Amendment, Supplement, Waiver, Etc. The Company, the Guarantors and the Trustee may modify or amend the Indenture, the 2049 Notes or the Guarantees without the consent of any Holder to, among other things, cure any ambiguity, or to correct or supplement any provision contained in the Indenture, the 2049 Notes or the Guarantees and add to the covenants, or the restrictions, conditions or provisions applicable to, the Company and Guarantors, as the case may be, such further covenants, restrictions, conditions or provisions as the Company and any Guarantor, as the case may be, shall consider to be for the protection of the Holders of the applicable 2049 Notes issued pursuant to the Indenture. Other amendments and modifications of the Indenture or the 2049 Notes may be made by the Company and the Trustee with the consent of the Holders of a majority of the aggregate principal amount of the outstanding 2049 Notes, subject to certain exceptions requiring the consent of each of the Holders of the 2049 Notes to be affected.

(12)          Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default with respect to the 2049 Notes (other than an Event of Default specified in Section 5.01 (vii), (viii) or (ix) of the Indenture with respect to the Company or any Guarantor), shall have occurred and be continuing, unless the principal of all the 2049 Notes shall have already become due and payable, the Holders of not less than 25% in aggregate principal amount of the 2049 Notes then outstanding, by notice in writing to the Company, each Guarantor and the Trustee, may declare the entire principal amount of all 2049 Notes and interest accrued and unpaid thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable, without any further declaration or other act on the part of any Holder. If certain Events of Default specified in Section 5.01 (vii), (viii) or (ix) of the Indenture occur with respect to the Company and are continuing, the principal amount of and accrued and unpaid interest on all the 2049 Notes issued pursuant to this Indenture shall become immediately due and payable, without any declaration or other act on the part of the Trustee or any Holder. The Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee. Except in the case of a Default or Event of Default in payment of the principal of, premium, if any, or interest on any Note (including payments pursuant to a redemption or repurchase of the 2049 Notes pursuant to the provisions of the Indenture), the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of Holders.

(13)          Trustee Dealings with Company. The Trustee in its individual or any other capacity may become the owner or pledgee of 2049 Notes and may make loans to, accept deposits from, perform services for or otherwise deal with the Company or any Affiliate thereof with the same rights it would have if it were not Trustee.

(14)          No Recourse Against Others. No director, officer, employee or stockholder of the Company or any of the Guarantors, past, present or future, will have any liability for any of the

Company’s or such Guarantor’s obligations under the 2049 Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of 2049 Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2049 Notes.

(15)          Discharge. The Company’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment or cancellation of all the 2049 Notes or upon the irrevocable deposit with the Trustee of United States dollars or U.S. Government Obligations sufficient to pay when due principal of and interest on the 2049 Notes at maturity or redemption, as the case may be.

(16)          Guarantees. The Company’s obligations under the 2049 Notes are jointly and severally, fully and unconditionally guaranteed, to the extent set forth in the Indenture, by each of the Guarantors.

(17)          Authentication. This Note shall not be valid until the Authentication Agent manually signs the certificate of authentication on this Note.

(18)          Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE) WILL GOVERN AND BE USED TO CONSTRUE THIS 2049 NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(19)          Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

B.A.T Capital Corporation
c/o British American Tobacco p.l.c.
Globe House
4 Temple Place
London WC2R 2PG
United Kingdom
Facsimile: +44 (0)20 7845 0555
Attention: Company Secretary

With a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
CityPoint, 1 Ropemaker St.
London EC2Y 9HR
United Kingdom
Facsimile: +44 20 7860 1150
Attention: Alyssa K. Caples

ASSIGNMENT

I or we assign and transfer this 2049 Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

as Transfer Agent to transfer this 2049 Note on the books of the Company. The Transfer Agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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